Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	July 22, 2014
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND FISCAL YEAR INCREASES IN REVENUES AND NET INCOME.

Milpitas, California, July 22, 2014, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter and fiscal year ended June 29, 2014.  Quarterly revenues of $365.4 million for the fourth quarter of fiscal year 2014 increased $17.4 million or 5.0% over the previous quarter's revenue of $348.0 million and increased $38.2 million or 11.7% over $327.3 million reported in the fourth quarter of fiscal year 2013.  Net income of $129.7 million increased $12.1 million or 10.3% over the third quarter of fiscal year 2014 and increased $27.8 million or 27.3% over the fourth quarter of fiscal year 2013.  Diluted earnings per share of $0.53 per share in the fourth quarter of fiscal year 2014 increased $0.05 per share or 10.4% over the third quarter of fiscal year 2014 and increased $0.10 per share or 23.3% over the fourth quarter of fiscal year 2013.

Revenue for fiscal year 2014 was $1,388.4 million, an increase of 8.3% or $106.2 million over revenue of $1,282.2 million in the prior fiscal year.  Net income of $460.0 million for fiscal year 2014 increased $53.0 million or 13.0% over $406.9 million reported in the previous fiscal year. The results for fiscal year 2014 benefited from lower interest expense as a result of the bond redemption in May 2014 offset by a slightly higher effective tax rate of 23.5% compared to 23.0% in fiscal year 2013. Diluted earnings per share for fiscal year 2014 was $1.91, an increase of $0.19 per share or 11.1% over the prior fiscal year.

During the fourth quarter the Company's cash, cash equivalents and marketable securities balance decreased $749.9 million from the third quarter of fiscal year 2014 to $1,012.8 million net of spending $845.1 million to redeem all of its outstanding 3.00% Convertible Senior Notes.  As a result of the redemption, the Company paid $845.1 million in cash for the outstanding principal and issued 2.9 million shares of the Company’s common stock related to the conversion premium.  There was no gain or loss recognized as a result of the redemption.  In addition, the Company spent $29.0 million to purchase 650,000 shares of its common stock in the open market.  A cash dividend of $0.27 per share will be paid on August 27, 2014 to stockholders of record on August 15, 2014.

According to Lothar Maier, CEO, “We completed our fiscal year with a good fourth quarter as revenues were at the high end of our guidance, up 5% sequentially.  Each of our end-markets grew over the preceding quarter led by a particularly strong industrial market. We continued to improve our industry leading gross margin and operating margin, which increased to 76% and 47%, respectively.  Effective May 1, 2014, we redeemed with internally generated funds our outstanding 3.00% Convertible Senior Notes with a principal value of $845.1 million, which led to lower interest expense for the period.

For the fiscal year, we grew revenues 8% to $1.39 billion.  We believe we have good momentum heading into the new fiscal year as our book to bill ratio for the quarter was positive and improved over the previous quarter.  We are excited about our position and growth prospects heading into the new fiscal year.  We believe we are in the right end-markets with the right innovative products to take advantage of our positioning.  Historically, the first fiscal quarter is a seasonally weaker period for us, but given our current bookings level and backlog we are currently forecasting revenue growth in our first quarter of fiscal 2015 of 1% to 3% sequentially over the prior quarter which would be 8% to 11% on an annual basis over the same quarter in the prior year.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-Q for the quarter ended March 30, 2014.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 23, 2014 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call 719-325-2453, or toll free 888-339-3504 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from July 23, 2014 through July 30, 2014. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #7532972.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 23, 2014 until the fourth quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013

Revenues	$365,428	$348,006	$327,265	$1,388,386	$1,282,236
Cost of sales(1)	87,579	84,479	81,314	338,580	322,516
Gross profit	277,849	263,527	245,951	1,049,806	959,720
Expenses:
Research and development (1)	64,785	62,129	60,560	250,434	235,184
Selling, general and administrative(1)	41,419	40,693	38,308	159,642	151,382
Total operating expenses	106,204	102,822	98,868	410,076	386,566
Operating income	171,645	160,705	147,083	639,730	573,154
Interest expense	(2,271)	(6,813)	(6,812)	(22,710)	(27,314)
Amortization of debt discount(2)	(1,885)	(5,603)	(5,370)	(18,458)	(21,029)
Interest income and other income	452	581	1,020	2,706	4,070
Income before income taxes	167,941	148,870	135,921	601,268	528,881
Provision for income taxes	38,206	31,263	33,980	141,307	121,956
Net income	$129,735	$117,607	$101,941	$459,961	$406,925

Earnings per share:
Basic	$0.53	$0.49	$0.43	$1.91	$1.72
Diluted	$0.53	$0.48	$0.43	$1.90	$1.71

Shares used in determining earnings per share:
Basic	243,279	240,669	237,947	240,498	236,703
Diluted	244,935	243,992	238,925	242,551	237,753

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,043	$1,961	$1,960	$8,074	$7,912
Research and development	9,513	9,133	9,129	37,624	36,904
Selling, general and administrative	4,913	4,718	4,714	19,430	19,049
(2) Amortization of debt discount
(non-cash interest expense)	1,885	5,603	5,370	18,458	21,029

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	June 29, 2014	June 30, 2013
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,012,787	$1,524,741
Accounts receivable, net of allowance for doubtful
accounts of $1,653 ($1,891 at June 30, 2013)	173,340	145,274
Inventories	91,310	87,229
Deferred tax assets and other current assets	87,276	36,646
Total current assets	1,364,713	1,793,890

Property, plant & equipment, net	277,080	288,466
Other noncurrent assets	13,785	15,985
Total assets	$1,655,578	$2,098,341

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$28,221	$10,258
Accrued income taxes, payroll & other accrued liabilities	141,275	109,426
Deferred income on shipments to distributors	45,619	44,088
Convertible senior notes	—	826,629
Deferred tax liabilities- current portion	—	35,479
Total current liabilities	215,115	1,025,880

Deferred tax and other noncurrent liabilities	109,094	90,553

Stockholders’ equity:
Common stock	1,948,006	1,736,729
Accumulated deficit	(616,992)	(754,555)
Accumulated other comprehensive loss	355	(266)
Total stockholders’ equity	1,331,369	981,908
	$1,655,578	$2,098,341

LINEAR TECHNOLOGY CORPORATION

RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2013	2013	2014	2013
Reported net income	$129,735	$117,607	$101,941	$459,961	$406,925
(GAAP basis)

Stock-based compensation	16,469	15,812	15,803	65,128	63,865
Amortization of debt discount(1)	1,885	5,603	5,370	18,458	21,029
Income tax effect of non-GAAP adjustments	(4,175)	(4,497)	(5,293)	(19,644)	(19,576)

Non-GAAP net income	$143,914	$134,525	$117,821	$523,903	$472,243

Non-GAAP earnings per share
Basic	$0.59	$0.56	$0.50	$2.18	$2.00
Diluted	$0.59	$0.55	$0.49	$2.16	$1.99

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.